Exhibit 99.2

IBM to Divest Select Software Products to Centerbridge Partners

4 April 2019

On April 4, 2019, IBM announced it has entered into a definitive agreement with Centerbridge Partners, in which Centerbridge will acquire select marketing platform and commerce offerings from IBM.  A copy of the announcement press release is available [here].

This action reflects IBM’s ongoing commitment to disciplined financial management and investment prioritization, and will result in an improved revenue growth and margin profile in IBM’s software business.

Strategic Rationale

IBM has been reshaping its business to address the evolving needs of its clients, enabling their journeys to AI and cloud to advance their business transformations. The company has been increasing investments in technology and industry expertise to deliver integrated offerings in areas like AI and analytics, hybrid cloud, security, and blockchain — the emerging, high-value segments of the IT industry.

To ensure the company is delivering shareholder value while addressing client requirements, IBM continually reallocates capital and prioritizes investments, considering factors such as the attractiveness of the market, differentiation of offerings, and the importance to IBM’s integrated value proposition.

IBM’s marketing and commerce assets have been increasingly sold as standalone products, with little integration with IBM’s broader capabilities.  In December of 2018, IBM announced the divestiture of its collaboration and on-premise marketing and commerce software products to HCL, leveraging an existing development partnership for those offerings.  Today, IBM is announcing the divestiture of the balance of its marketing and commerce products to Centerbridge, a private investment management firm, which intends to form a standalone company for this business.

Timing and Financial Implications

The transaction is expected to close in mid 2019, subject to the satisfaction of applicable regulatory reviews and customary closing conditions.

Financial terms and conditions of the transaction are not disclosed.

The divested content was previously reported in IBM’s Cognitive Solutions segment.  With IBM’s new segment reporting for 2019, it will now be reflected in the “Other” category, consistent with the previously-announced divested software and services content.

Because the revenue from these products has been declining and the margin is below IBM’s software margin, the divestiture results in an improved revenue trajectory and margin profile for IBM’s software business.  This transaction is expected to have a minimal impact to IBM’s 2019 earnings per share.